Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-81216, 333-98775 and 333-106909 of Equity One, Inc. on Forms S-3 and in Registration Statement Nos. 333-99577, 333-103368 and 333-118347of Equity One, Inc. on Forms S-8, of our report dated October 22, 2004, on the Statement of Revenues and Certain Operating Expenses of the Boston Properties for the year ended December 31, 2003, appearing in this Current Report on Form 8-K of Equity One, Inc. dated November 5, 2004.

Deloitte & Touche LLP

Miami, Florida
November 5, 2004